Exhibit 10.12

Serving Information

March 10, 2004

Jim Dawson

Dear Jim:

On behalf of 3PARdata, Inc., (the “Company”), I am pleased to offer to you the exempt position of Vice President of Worldwide Sales reporting to David Scott, President and CEO. In accepting this offer, you have agreed to start your employment with 3PARdata on Monday, March 29, 2004.

Should you accept this offer your compensation will include:

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An annual base salary of $200,000.00 which will be paid biweekly in accordance with the Company’s normal payroll procedures. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

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In addition to your annual base salary you will be eligible for an Incentive Base of $100,000.00 based on meeting the objectives as defined in the Sales Commission Plan. You will receive a copy of the FY2005 Sales Commission Plan when you start your employment with the company.

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Subject to approval of the Board of Directors, we will grant you an incentive stock option entitling you to purchase up to 320,000 of Common Stock of the Company at an exercise price equal to the then current fair market value, as determined by the Board. Such options shall be subject to the terms and conditions of the Company’s 1999 Stock Option Plan and the related Stock Option Agreement.

•	Two hundred and ninety thousand (290,000) shares of the total incentive stock option grant of 320,000 will be a standard grant with a standard four (4) year vesting schedule.

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Thirty thousand (30,000) of the total incentive stock option grant of 320,000 will be based on meeting agreed performance objectives. These options will have a two (2) year vesting schedule and will be issued at the end of Fiscal Year 2005 (March 31, 2005) based on meeting the agreed performance objectives.

After Board approval of the grant, we will provide you with detailed written information regarding these stock options.

This offer is contingent upon our successful verification of the information provided to us on your employment application, upon the completion of your personal/professional references, your executing the Company’s Confidential Information and Invention Assignment Agreement, and your providing the Company with the proof of your identity and authorization to work in the United States, as required by federal immigration law. The easiest method of satisfying this requirement is to provide a state driver’s license and social security card, and either your passport or a copy of your birth certificate. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. If you do not

3PARdata, Inc.	510.413.5999 P
4209 Technology Drive	510.413.5699 F
Fremont, CA 94538	www.3par.com

Jim Dawson	Page 2 of 3
Offer of Employment	March 10, 2004

have these documents, please call me immediately to discuss what other documents will satisfy the requirements of this law. We have enclosed the Confidential Information and Invention Assignment Agreement and the 1-9 Form. If you accept this offer, please complete and sign these forms and include the required 1-9 documentation and the Company’s Confidential Information and Invention Assignment Agreement. You cannot start your employment with the Company until the Company’s Confidential Information and Invention Assignment Agreement has been signed and submitted with your signed offer letter.

As a condition of your employment, you will also be required to sign and comply with an Arbitration Agreement which requires that, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees with the exception of the initial filing fee, not to exceed $200.

As a full-time employee, you will be eligible to participate in the Company’s full benefit package as currently and hereafter provided to other employees, which includes: medical, dental and vision, life insurance, short and long-term disability, new hire stock options, a 401 (K) program, Flexible Spending 125, employee assistance program and tuition reimbursement. You will be entitled to 15 days of personal paid time off during your first year of employment and 10 paid holidays in 2004 in accordance with the Company’s vacation/holiday policy. We have placed a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our employees and their families change.

Jim, while we anticipate that this will be a long and rewarding relationship, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the President of the Company. (We request that, in the event of resignation, you give the Company at least two weeks notice).

Once you start your employment with the company you will be eligible for the “Management Retention Agreement” which specifies the severance benefits upon the Executive’s termination of employment following a Change of Control. The severance benefits indicated in the “Management Retention Agreement” are as follows:

•	A lump-sum cash payment in an amount equal to fifty (50%) percent of the Executive’s Annual Compensation.

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Fifty (50%) percent of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Executive shall be automatically accelerated in full so as to become completely vested.

In accepting this offer, you are representing to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers.

Jim Dawson	Page 3 of 3
Offer Of Employment	March 10, 2004

A duplicate original of this letter is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Jim, we are pleased that you are interested in the Company, and I believe that you will find 3PARdata, Inc. a truly exciting and fulfilling place to work. To indicate your acceptance of the Company’s offer, please sign below, indicate your start date in the space provided and return this letter and the executed Confidential Information and Invention Assignment Agreement and I-9 Form with required documentation to Jeannette Robinson, VP of Human Resources no later than Friday, March 12, 2004. You can fax the signed letter to my attention at (510) 668-9595 and than mail the signed original to 4209 Technology Drive, Fremont, CA 94538. This offer is valid until this date, but should you have any questions or concerns please call me immediately at (510) 668-9205.

We look forward to working with you at 3PARdata!

Sincerely,

/s/ Jeannette Robinson
Jeannette Robinson
Vice President Human Resources

ACCEPTED AND AGREED:

/s/ Jim Dawson		START DATE:	3/29/04
Jim Dawson	Date

Enclosures:

[Duplicate Offer Letter, I-9 Document, and Employee Confidentiality and Invention Assignment Agreement]